Exhibit 10.1

CHANGE IN CONTROL AGREEMENT

This CHANGE IN CONTROL AGREEMENT (this “Agreement”) is made and entered into as of the 11th day of November 2025, by and among Richmond Mutual Bancorporation, Inc., a Maryland corporation (the “Corporation”), First Bank Richmond, an Indiana state-chartered commercial bank and a wholly owned subsidiary of the Corporation (the “Bank”) and Christopher D. Cook (the “Executive”) (the Corporation and the Bank are referred to together herein as the “Employers”).

WITNESSETH:

WHEREAS, the Executive is currently employed as the President and Chief Executive Officer of The Farmers Bank (“Farmers Bank and its parent company The Farmers Bancorp (“Farmers Bancorp”);

WHEREAS, the Corporation and Farmers Bancorp are concurrently entering into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Farmers Bancorp will merge with and into the Corporation (the “Merger”), to be followed by the merger of Farmers Bank with and into the Bank;

WHEREAS, the Executive entered into a Change of Control Agreement with Farmers Bancorp and Farmers Bank dated April 26 2023 (the “Farmers CIC Agreement”);

WHEREAS, the Executive will be retained by the Employers as the President and Chief Executive Officer of the Bank and the president of the Corporation immediately following the Effective Time of the Merger (as defined in the Merger Agreement); and

WHEREAS, in order to induce the Executive to remain in the employ of the Employers following the Effective Time of the Merger and in consideration of the Executive’s agreeing to remain in the employ of the Employers, the parties desire to specify the severance benefits which shall be due the Executive in the event that his employment with the Employers is terminated under specified circumstances, with this Agreement to replace and supersede in its entirety the Farmers CIC Agreement as of the Effective Date, as defined below;

NOW THEREFORE, in consideration of the mutual agreements herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:

1.         Definitions. The following words and terms shall have the meanings set forth below for the purposes of this Agreement:

(a)       Base Amount. The Executive’s “Base Amount” for purposes of this Agreement shall mean the Executive’s “base amount” as determined in accordance with Section 280G(b)(3) of the Code and the regulations thereunder.

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(b)       Cause. “Cause” means any of the following acts or circumstances: gross negligence or gross neglect of duties to the Employers; conviction of a felony or of a gross misdemeanor involving moral turpitude in connection with the Executive’s employment with the Employers; or fraud, disloyalty, dishonesty or willful violation of any law or significant Employer policy committed in connection with the Executive’s employment and resulting in a material adverse effect on the Employers; or the Executive becoming subject to any final removal or prohibition order issued by an appropriate federal banking agency pursuant to Section 8(e) of the Federal Deposit Insurance Act.

(c)       Change in Control. “Change in Control” shall mean any of the following events after the Effective Date: (i) a change in the ownership of the Corporation or the Bank, (ii) a change in the effective control of the Corporation or the Bank or (iii) a change in the ownership of a substantial portion of the assets of the Corporation or the Bank, in each case as provided under Section 409A of the Code and the regulations thereunder.

(d)       Code. “Code” shall mean the Internal Revenue Code of 1986, as amended.

(e)       Consolidated Subsidiaries. “Consolidated Subsidiaries” means any direct or indirect subsidiary or subsidiaries of the Corporation (or its successors) that are part of the consolidated group of the Corporation (or its successors) for federal income tax reporting.

(f)       Date of Termination. “Date of Termination” shall mean (i) if the Executive’s employment is terminated for Cause, the date on which the Notice of Termination is given, and (ii) if the Executive’s employment is terminated for any other reason, the date specified in such Notice of Termination.

(g)       Disability. “Disability” shall mean the Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Employers.

(h)       Effective Date. The “Effective Date” of this Agreement shall be the date on which the Merger is consummated, provided that the Executive is still employed by Farmers Bank immediately prior to such date. In the event the Merger Agreement is terminated for any reason and the Merger does not occur, or in the event the Executive is no longer employed by Farmers Bank prior to the Effective Date, then this Agreement shall be null and void.

(i)        Good Reason. Termination by the Executive of the Executive’s employment for “Good Reason” shall mean termination by the Executive following a Change in Control based on:

            (i)         any material breach of this Agreement by the Employers;

            (ii)        any of the following events after the Effective Date: (A) a material diminution in the Executive’s base compensation, (B) a material diminution in the Executive’s authority, duties or responsibilities, or (C) a material diminution in the authority, duties or responsibilities of the officer to whom the Executive is required to report; or

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            (iii)       a change in the principal workplace of the Executive after the Effective Date to a location outside of a 35-mile radius from the Executive’s principal workplace immediately following the Effective Date;

provided, however, that prior to any termination of employment for Good Reason, the Executive must first provide written notice to the Employers within ninety (90) days of the initial existence of the condition, describing the existence of such condition, and the Employers shall thereafter have the right to remedy the condition within thirty (30) days of the date the Employers received the written notice from the Executive. If the Employers remedy the condition within such thirty (30) day cure period, then no Good Reason shall be deemed to exist with respect to such condition. If the Employers do not remedy the condition within such thirty (30) day cure period, then the Executive may deliver a Notice of Termination for Good Reason at any time within sixty (60) days following the expiration of such cure period.

(j)         IRS. IRS shall mean the Internal Revenue Service.

(k)       Notice of Termination. Any purported termination of the Executive’s employment by the Employers for Cause, Disability or Retirement or by the Executive for Good Reason shall be communicated by written “Notice of Termination” to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, (iii) specifies a Date of Termination, which shall be not less than thirty (30) nor more than ninety (90) days after such Notice of Termination is given, except in the case of the Employers’ termination of the Executive’s employment for Cause or death, which shall be effective immediately, and (iv) is given in the manner specified in Section 8 hereof.

(l)        Retirement. “Retirement” shall mean the Executive’s voluntary or involuntary termination of employment upon reaching at least age 65, but shall not include an involuntary termination for Cause.

2.         Term of Agreement. The initial term of this Agreement shall commence on the Effective Date and shall expire on December 31, 2027, subject to earlier termination as provided herein. The term of this Agreement shall be extended for one additional year on January 1, 2027 and on January 1st of each subsequent calendar year, such that at any time after January 1, 2027 the remaining term of this Agreement shall be from one to two years, absent notice of non-renewal as set forth below. Prior to January 1, 2027 and each January 1st thereafter, any party hereto may elect not to extend the term by giving written notice to each other party hereto not less than thirty (30) days prior to any such January 1st. If any party gives timely notice that the term will not be extended as of January 1st of any year, then this Agreement shall terminate at the conclusion of its remaining term. Notwithstanding the foregoing, if a Change in Control occurs during the term of this Agreement at a time when there is less than one year remaining in the term of this Agreement, then the remaining term of this Agreement shall be automatically extended until the one-year anniversary of the completion of the Change in Control. References herein to the term of this Agreement shall refer both to the initial term and successive terms.

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3.        Benefits upon Termination. If the Executive’s employment by the Employers shall be terminated within twelve (12) months subsequent to a Change in Control by (i) the Employers other than for Cause, Disability, Retirement or as a result of the Executive’s death, or (ii) the Executive for Good Reason, then the Employers shall, subject to the provisions of Section 3(c) and 4 hereof, if applicable:

(a)       pay to the Executive, subject to the Executive executing and not revoking a general release of claims pursuant to Section 3(c) below, a lump sum cash amount equal to three times the Executive’s Base Amount, with such lump sum payment to be made within 10 business days following the date the general release of claims is executed and the revocation period expires without the release being revoked, except as otherwise set forth in Section 3(c) below; and

(b)       maintain and provide for a period ending at the earlier of (i) twenty four (24) months after the Date of Termination or (ii) the date of the Executive’s full-time employment by another employer (provided that the Executive is entitled under the terms of such employment to benefits substantially similar to those described in this subparagraph (b)), at no premium cost to the Executive, the continued participation of the Executive (as well as any dependents of the Executive covered by the applicable policy or plan immediately prior to the Date of Termination) in all group insurance, life insurance, health and accident and disability insurance coverage offered by the Employers in which the Executive was participating immediately prior to the Date of Termination, subject to subparagraphs (1), (2) and (3) below;

(1)          in the event that the Executive's participation in any plan, program or arrangement as provided in subparagraph (b) of this Section 3 is barred or would trigger the payment of an excise tax under Section 4980D of the Code, or during such period any such plan, program or arrangement is discontinued or the benefits thereunder are materially reduced, then the Employers shall arrange to provide the Executive with benefits substantially similar to those which the Executive was entitled to receive under such plans, programs and arrangements immediately prior to the Date of Termination, except that subparagraph (2) below shall be applicable if the alternative benefits would still trigger the payment of an excise tax under Section 4980D of the Code,

(2)          in the event that the continuation of any insurance coverage pursuant to Section 3(b)(1) above would trigger the payment of an excise tax under Section 4980D of the Code or in the event such continued coverage is unable to be provided by the Employers, then in lieu of providing such coverage, the Employers shall pay to the Executive within 10 business days following the Date of Termination (or within 10 business days following the discontinuation of the benefits if later) a lump sum cash amount equal to the projected cost to the Employers of providing such coverage to the Executive, with the projected cost to be based on the costs being incurred immediately prior to the Date of Termination (or the discontinuation of the benefits if later), as increased by 10% each year, and

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(3)          any insurance premiums payable by the Employers or any successors pursuant to Section 3(b) or (b)(1) shall be payable at such times and in such amounts as if the Executive was still an employee of the Employers (with the Employers paying any employee portion of the premiums), subject to any increases in such amounts imposed by the insurance company or COBRA, and the amount of insurance premiums required to be paid by the Employers in any taxable year shall not affect the amount of insurance premiums required to be paid by the Employers in any other taxable year.

(c)       The obligations of the Corporation and the Bank to pay severance or provide benefits under Section 3(a) above is expressly conditioned upon the Executive executing a general release of claims within the time period set forth in the release to be provided to the Executive by the Corporation and not revoking such release, with such general release to release any and all claims, charges and complaints which the Executive may have against the Corporation and its Consolidated Subsidiaries, as well as the directors, officers and employees of such entities, in connection with the Executive’s employment with the Corporation and its Consolidated Subsidiaries and the termination of such employment. Notwithstanding any other provision contained in this Agreement, in the event the time period that the Executive has to consider the terms of such general release (including any revocation period under such release) commences in one calendar year and ends in the succeeding calendar year, then the payments shall not commence or be paid until the succeeding calendar year.

4.         Limitation of Benefits under Certain Circumstances. If the payments and benefits pursuant to Section 3 hereof, either alone or together with other payments and benefits which the Executive has the right to receive from the Employers would constitute a “parachute payment” under Section 280G of the Code, then the payments and benefits payable by the Employers pursuant to Section 3 hereof shall be reduced by the minimum amount necessary to result in no portion of the payments and benefits payable by the Employers under Section 3 being non-deductible to either of the Employers pursuant to Section 280G of the Code and subject to the excise tax imposed under Section 4999 of the Code. If the payments and benefits under Section 3 are required to be reduced, then the cash severance shall be reduced first, followed by a reduction in the fringe benefits. The determination of any reduction in the payments and benefits to be made pursuant to Section 3 shall be based upon the opinion of independent tax counsel selected by the Employers and paid for by the Employers. Such counsel shall promptly prepare the foregoing opinion, but in no event later than ten (10) days from the Date of Termination, and may use such actuaries as such counsel deems necessary or advisable for the purpose. Nothing contained herein shall result in a reduction of any payments or benefits to which the Executive may be entitled upon termination of employment under any circumstances other than as specified in this Section 4, or a reduction in the payments and benefits specified in Section 3 below zero.

5.         Mitigation; Exclusivity of Benefits.

(a)       The Executive shall not be required to mitigate the amount of any benefits hereunder by seeking other employment or otherwise, nor shall the amount of any such benefits be reduced by any compensation earned by the Executive as a result of employment by another employer after the Date of Termination or otherwise, except as set forth in Section 3(b)(ii) above.

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(b)       The specific arrangements referred to herein are not intended to exclude any other benefits which may be available to the Executive upon a termination of employment with the Employers pursuant to employee benefit plans of the Employers or otherwise.

6.         Withholding. All payments required to be made by the Employers hereunder to the Executive shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Employers may reasonably determine should be withheld pursuant to any applicable law or regulation.

7.         Assignability. The Corporation and the Bank may assign this Agreement and their rights and obligations hereunder in whole, but not in part, to any corporation, bank or other entity with or into which the Corporation or the Bank may hereafter merge or consolidate or to which the Corporation or the Bank may transfer all or substantially all of its respective assets, if in any such case said corporation, bank or other entity shall by operation of law or expressly in writing assume all obligations of the Employers hereunder as fully as if it had been originally made a party hereto, but may not otherwise assign this Agreement or their rights and obligations hereunder. The Executive may not assign or transfer this Agreement or any rights or obligations hereunder.

8.         Notice. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below:

To the Bank:                  Secretary

First Bank Richmond

31 North 9th Street

Richmond, Indiana 47374

To the Corporation:     Secretary

Richmond Mutual Bancorporation, Inc,

31 North 9th Street

Richmond, Indiana 47374

To the Executive:          Christopher D. Cook

At the address last appearing on the

personnel records of the Employers

9.         Amendment; Waiver. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and such officer or officers as may be specifically designated by the Boards of Directors of the Employers to sign on their behalf. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. In addition, notwithstanding anything in this Agreement to the contrary, the Employers may amend in good faith any terms of this Agreement, including retroactively, in order to comply with Section 409A of the Code.

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10.       Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the United States where applicable and otherwise by the substantive laws of the State of Indiana.

11.       Nature of Employment and Obligations.

(a)       Nothing contained herein shall be deemed to create other than a terminable at will employment relationship between the Employers and the Executive, and the Employers may terminate the Executive’s employment at any time, subject to providing any payments specified herein in accordance with the terms hereof.

(b)       Nothing contained herein shall create or require the Employers to create a trust of any kind to fund any benefits which may be payable hereunder, and to the extent that the Executive acquires a right to receive benefits from the Employers hereunder, such right shall be no greater than the right of any unsecured general creditor of the Employers.

12.       Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

13.       Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

14.       Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which together will constitute one and the same instrument.

15.       Regulatory Actions. The following provisions shall be applicable to the parties or any successor thereto, and shall be controlling in the event of a conflict with any other provision of this Agreement, including without limitation Section 3 hereof.

(a)       If the Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Bank's affairs pursuant to notice served under Section 8(e)(3) or Section 8(g)(1) of the Federal Deposit Insurance Act (“FDIA”)(12 U.S.C. §§1818(e)(3) and 1818(g)(1)), the Bank's obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may, in its discretion: (i) pay the Executive all or part of the compensation withheld while its obligations under this Agreement were suspended, and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

(b)       If the Executive is removed from office and/or permanently prohibited from participating in the conduct of the Bank's affairs by an order issued under Section 8(e)(4) or Section 8(g)(1) of the FDIA (12 U.S.C. §§1818(e)(4) and (g)(1)), all obligations of the Bank under this Agreement shall terminate as of the effective date of the order, but vested rights of the Executive and the Bank as of the date of termination shall not be affected.

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(c)       If the Bank is in default, as defined in Section 3(x)(1) of the FDIA (12 U.S.C. §1813(x)(1)), all obligations under this Agreement shall terminate as of the date of default, but vested rights of the Executive and the Bank as of the date of termination shall not be affected.

16.       Regulatory Prohibition. Notwithstanding any other provision of this Agreement to the contrary, any renewal of this Agreement and any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the FDIA (12 U.S.C. §1828(k)) and 12 C.F.R. Part 359.

17.       Payment of Costs and Legal Fees and Reinstatement of Benefits. In the event any dispute or controversy arising under or in connection with the Executive’s termination is resolved in favor of the Executive, whether by judgment, arbitration or settlement, the Executive shall be entitled to the payment of all legal fees incurred by the Executive in resolving such dispute or controversy.

18.       Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in accordance with the rules then in effect of the district office of the American Arbitration Association (“AAA”) nearest to the home office of the Bank, and judgment upon the award rendered may be entered in any court having jurisdiction thereof, except to the extent that the parties may otherwise reach a mutual settlement of such issue. The Employers shall incur the cost of all fees and expenses associated with filing a request for arbitration with the AAA, whether such filing is made on behalf of the Employers or the Executive, and the costs and administrative fees associated with employing the arbitrator and related administrative expenses assessed by the AAA.

19.       Entire Agreement. This Agreement embodies the entire agreement between the Employers and the Executive with respect to the matters agreed to herein. All prior agreements between the Employers and the Executive with respect to the matters agreed to herein, as well as the Farmers CIC Agreement, are hereby superseded and shall have no force or effect.

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IN WITNESS WHEREOF, this Agreement has been executed as of the date first written above.

RICHMOND MUTUAL BANCORPORATION, INC.

By:	/s/ Garry D. Kleer
Garry D. Kleer
Chairman, President and CEO

FIRST BANK RICHMOND

By:	/s/ Garry D. Kleer
Garry D. Kleer
Chairman and CEO

EXECUTIVE

By:	/s/ Christopher D. Cook
Christopher D. Cook

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